SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement     [ ] Confidential, For Use of the Commission
[x]  Definitive proxy statement          only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               MEGO FINANCIAL CORP
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                (Name of Registrant as Specified in Its Charter)

                              MEGO FINANCIAL CORP.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)   Title of each class of securities to which transaction applies:

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    (2)   Aggregate number of securities to which transaction applies:

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    (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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    (4)   Proposed maximum aggregate value of transaction:

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    (5)   Total fee paid:

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    [ ]   Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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    (1)   Amount previously paid:

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    (2)   Form, schedule or registration statement no.:

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    (3)   Filing party:

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    (4)   Date Filed:

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
                              MEGO FINANCIAL CORP.
                   4310 Paradise Road, Las Vegas, Nevada 89109

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on May 16, 2001

                    ----------------------------------------

To the Shareholders of Mego Financial Corp.:

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Mego Financial Corp., a New York corporation (the "Company"), will be held at the offices of Greenberg Traurig, P.A., 200 Park Avenue, 15th Floor, New York, New York 10166, on Wednesday, May 16, 2001, at 10:00 a.m., local time, for the following purposes:

         (1) To elect seven members to the Company's Board of Directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

         (2) To consider and take action upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 13, 2001, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present at the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

                                     By Order of the Board of Directors

                                     JON A. JOSEPH
                                     Senior Vice President, General
                                     Counsel and Secretary

April 16, 2001

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                              MEGO FINANCIAL CORP.
                               4310 Paradise Road
                             Las Vegas, Nevada 89109

                       -----------------------------------

                                 PROXY STATEMENT

                       2000 ANNUAL MEETING OF SHAREHOLDERS

                       -----------------------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mego Financial Corp., a New York corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock" or "Common Shares"), to be voted at the Company's 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of Greenberg Traurig, P.A., 200 Park Avenue, New York, New York 10166, on Wednesday, May 16, 2001, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving such a proxy may revoke it by written notice to the Secretary of the Company at the above address at any time before it is exercised. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the shareholder votes by ballot at the meeting.

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is April 16, 2001. Shareholders should review the information provided herein in conjunction with the Company's 2000 Annual Report on Form 10-K, which accompanies this Proxy Statement. The Company's telephone number is (702) 737-3761.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) The election of seven members to the Company's Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified; and

         (2) The transaction of such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

                                VOTING SECURITIES

         Holders of record of shares of the Company's Common Shares at the close of business on April 13, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding Common Shares will constitute a quorum. On March 30, 2001, the Company had issued and outstanding 3,500,557 Common Shares.

         Abstentions will be considered as shares present and entitled to vote at the Annual Meeting for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but will not be counted as votes cast "for" or "against" any matter. Shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore would not be considered as shares entitled to vote on that subject matter and therefore would not be considered when counting votes cast on the matter.

         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. If you do not attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

         If the enclosed proxy is properly signed, dated and returned, the shares represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the shares represented thereby will be voted FOR the election of the nominees set forth under the caption "Election of Directors."

                              ELECTION OF DIRECTORS

         At the Annual Meeting, seven Directors will be elected by the shareholders to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Directors will be elected by a plurality vote of the Common Shares represented in person or by proxy at the Annual Meeting. Messrs. Nederlander, Cohen, Hirsch, McConnaughy, Ross, Schuster and Toboroff (the "Nominees"), each of whom is now a Director, have been nominated to continue to serve as directors of the Company. When properly signed, dated and returned, the accompanying proxy will be voted "FOR" the election of the Nominees as Directors, unless the proxy contains contrary instructions. Management has no reason to believe that any of the Nominees will not be a candidate or will be unable to serve as Director. However, in the event that any Nominee should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

         Set forth below is certain information with respect to each Nominee:

         Robert Nederlander (67) has been the Chairman of the Board and Chief Executive Officer of the Company since January 1988, when affiliates of the Assignors (as hereinafter defined), including Mr. Cohen, acquired approximately 43% of the outstanding Common Shares of the Company (the "Share Acquisition"). Mr. Nederlander is the Chairman of the Executive Committee. Since July 1995, Mr. Nederlander has served on the Board of Directors of Cendant Corp., formerly known as Hospitality Franchise Systems, Inc., which, together with its subsidiary, entered into an agreement in April 1995 with the Company pursuant to which the Company is licensed to use the "Ramada" name in its timeshare operations. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was Riddell Sports Inc.'s Chief Executive Officer from April 1988 through March 1993. From February 1992 until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. Since November 1981, Mr. Nederlander has been President and/or a Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in the City of New York. Since

December 1998, Mr. Nederlander has been a co-managing partner of the Nederlander Company LLC, operator of legitimate theaters outside the City of New York. He served as the Managing General Partner of the New York Yankees Baseball Club from August 1990 until December 1991, and has been a limited partner since 1973. Since October 1985, Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. and Chairman of the Board of Allis-Chalmers Corp. from May 1989 to July 1993, and from July 1993 to October 1996 as Vice Chairman. He remains a director of Allis-Chalmers Corp. Mr. Nederlander served as a director of Mego Mortgage Corporation, a former subsidiary of the Company ("MMC"), from September 1996 until June 1998. In October 1996, Mr. Nederlander became a director of News Communications Inc., a publisher of community oriented free circulation newspapers. Mr. Nederlander does not currently serve on a full time basis in his capacities with the Company.

         Jerome J. Cohen (72) has been the President and a Director of the Company since the Share Acquisition. Mr. Cohen serves as a member of the Executive Committee and is Chairman of the Board and Chief Executive Officer of Preferred Equities Corporation, a wholly-owned subsidiary of the Company ("PEC"). Mr. Cohen served as Chairman of the Board of MMC from April 1995 to June 1998, as Chief Executive Officer from June 1992 to September 1997 and as President from June 1992 until March 1995. From April 1992 to June 1997, Mr. Cohen was a director of Atlantic Gulf Communities Inc., formerly known as General Development Corporation, a publicly held company engaged in land development, land sales and utility operations in Florida and Tennessee.

         Herbert B. Hirsch (65) has been the Senior Vice President, Chief Financial Officer, Treasurer and a Director of the Company since the Share Acquisition. Mr. Hirsch serves as a member of the Executive Committee. Mr. Hirsch served as a director of MMC from June 1992 to June 1998, and served as Vice President, Chief Financial Officer and Treasurer of MMC from June 1992 to September 1996.

         Eugene I. Schuster (64) has been a Vice President and a Director of the Company since the Share Acquisition. Mr. Schuster is a member of the Stock Option Committee. Mr. Schuster has also been Chief Executive Officer and Chairman of the Board of Directors of Venture Funding, Ltd., a business development corporation, since its inception in May 1983. From September 1985 to December 1999, Mr. Schuster was a director of Wavemat, Inc., a publicly held company engaged in the manufacture and sale of microwave equipment for advanced materials processing. From February 1986 to December 1999, Mr. Schuster was the President and Chief Executive Officer and a director of Quest Bio Technology, Inc., a publicly held biotechnology research and development firm. From January 1988 to December 1999, Mr. Schuster was the Chairman and from May 1988 through February 1995 the Chief Executive Officer of Cellex Biosciences, Inc., a publicly held manufacturer of automated cell culture systems. Mr. Schuster is Chairman and Chief Executive officer of Art Renaissance, Inc., a privately held company which operates several chains of retail art galleries. Mr. Schuster does not currently serve on a full time basis in his capacities with the Company.

         John E. McConnaughy, Jr. (71) has been a Director of the Company since 1984. Mr. McConnaughy serves as Chairman of the Audit Committee and a member of the Stock Option and Executive Incentive Compensation Committees. Mr. McConnaughy is currently Chairman of the Board of JEMC Corp. He is currently on the Board of Directors of Levcor International, Inc., Riddell Sports, Inc., Fortune National Resources, Inc. and Wave Systems, Inc. Mr. McConnaughy is on the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and is Chairman of the Board Emeritus of the Harlem School of the Arts.

         Wilbur L. Ross, Jr. (63) has been a Director of the Company since 1984. Mr. Ross serves as a member of the Audit, Stock Option and Executive Incentive Compensation Committees. Mr. Ross was Executive Managing Director of Rothschild, Inc., an investment banking firm, from August 1996 until April 2000. He has been Chairman of Rothschild Recovery Fund and Asia Recovery Fund since 1997 and 2000, respectively. As of April 1, 2000, he founded WL Ross & Co. LLC. He remains Chairman of Asia Recovery Fund, as well as the former Rothschild Recovery Fund, now named WLR Recovery Fund, and is Chairman of Asia Recovery Co-Investment Partners. Mr. Ross is also a director of News Communications Inc., Casella Waste Systems Inc., Pacific Life Insurance Company (Korea) and Kansai Sawayaka Bank (Japan).

         Leonard Toboroff (68) has been a director of the Company since March 7, 2001. Mr. Toboroff is a member of the New York bar and a practicing attorney since 1961. He has been Vice President of Riddell Sports, Inc. since

April 1988, and since May 1989, a Vice President and Vice Chairman of the Board of Allis-Chalmers Corp. Mr. Toboroff has been a director of Engex, Inc. since 1993, and Hi Rise Recycling Systems, Inc. since March 1999.

         All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been duly elected and qualified.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES NAMED ABOVE FOR ELECTION TO THE COMPANY'S BOARD OF DIRECTORS.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                    AND COMMITTEES OF THE BOARD OF DIRECTORS

Directors' Fees

         Payment of non-employee director fees have been set by the Board at $40,000 per annum. Directors are also reimbursed for their expenses in attending meetings of the Board and Committees of the Board.

Committees and Meetings of the Board

         The following is a brief description of the functions of certain committees of the Board of Directors and the identity of their members.

         The Executive Committee meets as required between meetings of the Board of Directors. The Executive Committee exercises all the powers of the Board except the authorization of loan transactions involving more than $500,000, and the purchase or sale of property and equipment with a value over $500,000. This Committee's current members are Robert Nederlander (Chairman), Jerome J. Cohen and Herbert B. Hirsch. The Executive Committee held no meetings during fiscal 2000.

         The Audit Committee's duties are to recommend to the Board of Directors the engagement of independent auditors to audit the financial statements of the Company and to review the accounting and auditing principles of the Company. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.. The Audit Committee is composed exclusively of Directors who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Leonard Toboroff, Wilbur L. Ross Jr. and John E. McConnaughy Jr. (Chairman). Leonard Toboroff replaced Robert Nederlander who resigned from the Audit Committee on March 7, 2001. The Audit Committee held one meeting during fiscal 2000.

         The Stock Option Committee's duties are to administer the operations of the Stock Option Plan. The Stock Option Committee is composed of three Directors who, for at least one year prior to appointment to this Committee, were not granted or awarded equity securities pursuant to the Stock Option Plan or any other plan established by the Company. The current members of the Stock Option Committee are Eugene Schuster (Chairman), Wilbur L. Ross, Jr. and John E. McConnaughy, Jr. The Stock Option Committee held no meetings during fiscal 2000.

         The Executive Incentive Compensation Committee administers the terms of the Executive Incentive Compensation Plan which commenced for fiscal 1995. The incentive compensation committee is composed of two members, who are John E. McConnaughy, Jr. and Wilbur L. Ross, Jr. The Executive Incentive Compensation Committee held one meeting during fiscal 2000.

         The Board of Directors held eight meetings during fiscal 2000. The work of the Company's Directors is performed not only at meetings of the Board of Directors and its committees, but also in consideration of Company matters and documents, and in numerous communications among Board members and others wholly apart from meetings. During fiscal 2000, all Directors attended at least 75% of the aggregate of all meetings of the Board of

Directors and committees on which they served, except Mr. Toboroff, who was elected to the Board on March 7, 2001.

                               SECURITY OWNERSHIP

         The following table sets forth, as of March 30, 2001, information with respect to the beneficial ownership of the Common Shares by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) each Director of the Company, (iii) each of the Named Executive Officers, and (iv) all Directors and named executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.



                    Name and Address of                          Amount and Nature of    Percentage of Outstanding
              Beneficial Owner or Identity of Group            Beneficial Ownership (1)     Common Shares Owned
              -------------------------------------            ------------------------  --------------------------
Robert Nederlander(2)....................................                356,566                      10.2%
Eugene I. Schuster and Growth Realty Inc. ("GRI")(3) ....                251,504                       7.2%
Jerome J. Cohen (4)......................................                185,742                       5.3%
Herbert B. Hirsch (5)....................................                251,575                       7.2%
John E. McConnaughy, Jr.(6)..............................                 72,652                       2.1%
Wilbur L. Ross, Jr.(7)...................................                    832                         *
Leonard Toboroff(8)......................................                      0                         *
Jon A. Joseph(9).........................................                  3,083                         *
Gregg A. McMurtrie(10)...................................                  1,055                         *
Friedman Billings Ramsey Group, Inc. and affiliates(11)..                913,951                      26.1%
All Officers and Directors as a Group (9 persons)(12)....              1,123,009                      32.1%

-------------------------
*        Less than one percent.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 13, 2001 upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the applicable date have been exercised.

(2) 1450 Broadway, New York, New York 10018. Includes 41,666 shares held by an affiliate of Mr. Nederlander and 1,582 shares issuable under options granted pursuant to the Company's Stock Option Plan. Does not include 16,666 shares of Common Stock owned by the Robert E. Nederlander Foundation, an entity organized and operated exclusively for charitable purposes, of which Mr. Nederlander is President. Mr. Nederlander disclaims beneficial ownership of the shares owned by the Robert E. Nederlander Foundation.

(3) 321 Fisher Building, Detroit, Michigan 48202. Consists of (i) 211,506 shares held of record by GRI, a wholly owned subsidiary of Venture Funding, Ltd. of which Mr. Schuster is a principal shareholder, Director and Chief Executive Officer, (ii) 39,166 shares held of record by Growth Realty Holdings L.L.C., a limited liability corporation owned by Mr. Schuster, GRI and Mr. Shuster's three children, and (iii) 832 shares issuable under options granted pursuant to the Stock Option Plan.

(4) 1125 N.E. 125th Street, Suite 206, North Miami, Florida 33161. Includes 2,082 shares issuable under an option granted pursuant to the Stock Option Plan. Excludes 83,333 shares owned by a trust for the benefit of his children over which Mr. Cohen does not have any investment or voting power, as to which he disclaims beneficial ownership. Also excludes 4,000 shares of Common Stock owned by the Rita and Jerome J. Cohen Foundation, Inc., an entity organized and operated exclusively for charitable purposes, of which Mr. Cohen is President. Mr. Cohen disclaims beneficial ownership of the shares owned by the Jerome J. Cohen Foundation.

(5) 230 East Flamingo Road, Las Vegas, Nevada 89109. Includes 1,165 shares issuable under an option granted pursuant to the Stock Option Plan.

(6) 1011 High Ridge Road, Stamford, Connecticut 06905. Includes 1,499 shares issuable under options granted pursuant to the Stock Option Plan.

(7) 101 East 52nd Street, 19th Floor, New York, New York 10022. Consists of 832 shares issuable under an option granted pursuant to the Stock Option Plan. Excludes 41,666 shares owned by Rothschild, Inc., of which Mr. Ross was a Managing Director until April 1, 2000. Mr. Ross does not have any investment or voting power over such shares and he disclaims beneficial ownership.


(8)      1450 Broadway, 20th Floor, New York, New York 10018.

(9) 4310 Paradise Road, Las Vegas, Nevada 89109. Includes 3,000 shares issuable under an option granted pursuant to the Stock Option Plan.

(10) 4310 Paradise Road, Las Vegas, Nevada 89109. Consists of shares issuable under options granted pursuant to the Stock Option Plan.

(11) 1001 19th Street North, Arlington, VA 22209. Based upon a Schedule 13G dated July 13, 1998, as amended on each of February 16, 1999, 2000 and 2001, filed jointly by Friedman Billings Ramsey Group, Inc., Orkney Holdings, Inc., Eric F. Billings, Emanuel J. Friedman and W. Russell Ramsey with the SEC.

(12)     See Notes (2)-(9).


                                   MANAGEMENT

Officers of the Company

         The Company's executive officers and key personnel are as follows:

         Name             Age                   Position
         ----             ---                   --------
Robert Nederlander......  67  Chairman of the Board, Chief Executive Officer and
                                 Director

Jerome J. Cohen.........  72  President, Director, Chairman of the Board,
                                 Chief Executive Officer and President of PEC

Herbert B. Hirsch.......  65  Senior Vice President, Chief Financial Officer,
                                 Treasurer and Director

Eugene I. Schuster......  64  Vice President and Director

Jon A. Joseph...........  54  Senior Vice President, General Counsel
                                 and Secretary

Carol Sullivan..........  53  Senior Vice President and
                                 Chief Financial Officer - PEC

Charles G. Baltuskonis..  50  Senior Vice President and Chief Accounting Officer

Gregg A. McMurtrie......  45  Executive Vice President and Chief Operating
                                 Officer - PEC

S. Duke Campbell........  58  Senior Vice President - Marketing and Sales - PEC

         All of the incumbent officers have held office since the Share Acquisition, with the exception of Messrs. Joseph, Baltuskonis, McMurtrie and Campbell, who have held their respective offices since December 1998, April 1997, November 1998 and May 1998, respectively. The business experience of Messrs. Nederlander, Cohen, Hirsch and Schuster appears under the caption "Election of Directors" set forth herein.

         Jon A. Joseph has been a Senior Vice President, Secretary and General Counsel of the Company since December 1998. Mr. Joseph was Executive Vice President of Valley Bank of Nevada from 1984 to 1991. In 1991, Valley Bank of Nevada was acquired by Bank of America. Mr. Joseph remained with the legal department of Bank of America until June 1, 1995. Mr. Joseph was a Vice President and Associate General Counsel of the Company from July 1995 to December 1998.

         Carol Sullivan has been the Senior Vice President and Chief Financial Officer of PEC since January 2001. Ms. Sullivan served as Senior Vice President
- Mortgage Portfolio for Sunterra Corporation from June 1998 to June 2000 and was appointed Treasurer in January 2000. Prior to that she was a consultant in the vacation ownership industry from 1988 to 1998, providing financial consulting and advisory services to lenders and developers. Ms. Sullivan was Vice President - Real Estate Receivables Lending from 1980 to 1985 and Vice President - Real Estate Lending and Development from 1985 to 1988 of Greyhound Financial Corporation (now Finova).

         Charles G. Baltuskonis has been Vice President and Chief Accounting Officer of the Company since joining the Company in April 1997 and Senior Vice President since November 2000. He is a certified public accountant and served as Senior Vice President and Controller of Chase Federal Bank from May 1995 to March 1997. Prior to that, he was Chief Financial Officer of F&C Bancshares and First Coastal Bank, a Senior Vice President - Finance of Bank of New England, and was a Senior Manager with the public accounting firm of Ernst & Young.

         Gregg A. McMurtrie was named Executive Vice President and Chief Operating Officer of PEC in November 1998. Mr. McMurtrie joined the staff on PEC in August 1982. From August 1982 to July 1987, Mr. McMurtrie served in various capacities in the credit, internal auditing, marketing, customer relations, sales and executive departments. He was General Manager, Colorado Land Sales, from September 1987 to February 1989. Since September 1989, Mr. McMurtrie has served as Director of Sales Administration. He was promoted to Vice President of PEC in August 1991.

         S. Duke Campbell was named the Senior Vice President, Marketing and Sales of PEC in May 1998. Prior to that time, he was a Vice President of PEC since joining the Company in July 1996. From 1995 to 1996, Mr. Campbell served as a Principal at D.I.A.L. Pro Northwest, Inc., a value added reseller as Vice President of Marketing and Sales for Hostar International, Inc., a manufacturer of innovative material management systems for hospitals, from 1991 to 1994. From 1989 to 1990, Mr. Campbell was the Senior Principal of Gulf American Financial Services, Inc., a financial services company that specializes in receivables management. Prior to 1990, Mr. Campbell served in various positions at Thousand Trails, Inc., a Texas company that owns and operates member campground resorts.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Shares, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Shares. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners have been satisfied.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain Arrangements Between the Company and Affiliates of Certain Officers and Directors. In connection with the acquisition by the Company of PEC, at January 31, 1995, an aggregate of $13.3 million was payable by the Company to Comay Corp., an affiliate of Mr. Cohen ("Comay"), GRI, an affiliate of Mr. Schuster, RRE Corp., an affiliate of Mr. Nederlander (together with its assignee, RER Corp., another affiliate of Mr. Nederlander, "RER"), and H&H Financial Inc., an affiliate of Mr. Hirsch ("H&H"), (Comay, GRI, RER and H&H are collectively referred to as the "Assignors"). On March 2, 1995, the Assignors agreed to defer payment of $10 million of the amounts due to them pursuant to an amendment to the related Assignment and Assumption

Agreement providing for the subordination of such amounts to payment of debt for money borrowed by the Company or obligations of the Company's subsidiaries guaranteed by the Company (the "Subordinated Debt"). Warrants (the "Warrants") to purchase 166,666 shares of common stock, at an exercise price of $25.50 per share (the closing market price per share on March 2, 1995 and as adjusted for the one-for-six stock split in September 1999), were granted to the Assignors in consideration of the payment deferral and subordination. The balance of $3.3 million was paid in January 1997. The Warrants were exercised in August 1997 in a non-cash transaction, whereby the Subordinated Debt was reduced by $4.25 million. In accordance with the Twelfth Amendment to Assignment and Assumption Agreement, the remaining principal payments aggregating $4.3 million were deferred until July 1, 2001. Interest of $429,000 on Subordinated Debt was paid during fiscal 2000. The Subordinated Debt is collateralized by a pledge of PEC's outstanding stock.

         In April 1995, PEC entered into an arrangement with Ramada, a subsidiary of Cendant Corporation, of which Mr. Nederlander became a director in July 1995.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the annual and long-term compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers").

                                                                                                  Long-Term
                                                                                                Compensation
                                                  Annual Compensation                              Awards
                                   -------------------------------------------------   ------------------------------
                                                                          Other        Number of
                                   Fiscal                                 Annual        Options         All Other
  Name and Principal Position       Year       Salary      Bonus(A)     Compensation     Granted      Compensation(B)
  ---------------------------       ----       ------      --------     ------------     -------      ---------------
Robert Nederlander                  2000     $  30,769      $   ----     $   ----            ----      $    ----
   Chairman of the Board and        1999        65,424(C)       ----        5,901             833           ----
   Chief Executive Officer          1998       200,002(C)       ----        6,373           2,083          1,039

Jerome J. Cohen                     2000     $ 300,002      $ 92,667     $   ----            ----      $    ----
   President                        1999       300,002         5,769        9,800           2,083          2,400
                                    1998       300,002          ----        8,383           2,083          2,644

Herbert B. Hirsch                   2000     $ 200,000      $ 37,067     $   ----            ----      $    ----
   Senior Vice President, Chief     1999       200,000         3,486        2,335           1,666          2,809
   Financial Officer and            1998       200,000          ----        2,005             833          2,341
   Treasurer

Jon A. Joseph                       2000     $ 200,000      $ 25,000     $ 24,000            ----      $    ----
   General Counsel and Secretary    1999       200,000         1,923       24,000            ----          2,838
                                    1998          ----          ----         ----             833           ----

Gregg A. McMurtrie                  2000     $ 150,000      $ 25,000     $  2,127            ----      $    ----
   Executive Vice President and     1999       142,462         5,885        3,910             833          2,172
   Chief Operating Officer of       1998          ----          ----         ----           1,666           ----
   PEC

-------------------------
(A) Incentive compensation attributable to the year ended August 31, 2000 is included in the preceding table as 2000 compensation.

(B) Represents the Company's discretionary matching contributions of 25% of the employee's contribution to the Company's 401(k) Plan on behalf of the employee.

(C) Prior to December 11, 1998, Mr. Nederlander earned an annual salary of $200,000. On that date, his salary was suspended. In April 2000, Mr. Nederlander's salary was reinstated at an annual rate of $100,000.

Option Grants in Last Fiscal Year

         There were no grants of stock options during fiscal 2000.

Aggregated Fiscal Year-End Value Table

         The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of August 31, 2000. No stock options were issued or exercised by the Named Executive Officers during the fiscal year ended August 31, 2000.

                                      Number of Unexercised Options           Value of Unexercised In-the-Money
                                         Held at August 31, 2000              Options Held at August 31, 2000(1)
                                    ---------------------------------         ----------------------------------
     Name                           Exercisable         Unexercisable         Exercisable          Unexercisable
     ----                           -----------         -------------         -----------          -------------
Robert Nederlander                    1,582                 1,334                 $ --                  $ --
Jerome J. Cohen                       2,082                 2,084                 $ --                  $ --
Herbert B. Hirsch                     1,165                 1,334                 $ --                  $ --
Jon A. Joseph                         3,000                 2,000                 $ --                  $ --
Gregg A. McMurtrie                    1,332                 1,167                 $ --                  $ --

-------------------------
(1) The closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on August 31, 2000 was $4.50. The exercise price as of August 31, 2000 was $6.00 per share, therefore, the value of the unexercised options at August 31, 2000 was zero.

Employment Agreements

         The Company entered into an employment agreement with Jerome J. Cohen, which was to expire on January 31, 2002. The agreement provides for an annual base salary of $300,000 plus a bonus of 2.5% of Incentive Income as defined in the Company's Incentive Plan (See "Executive Incentive Compensation Plan"). The agreement has been amended to extend its expiration date to January 31, 2005. Under the agreement as amended, in the event (1) that the Company determines to terminate Mr. Cohen's employment under the agreement, (2) of a change in control of ownership of the Company or (3) of a sale of all or substantially all of the Company's assets, the Company would be required to enter into a termination agreement with Mr. Cohen under which he would receive a termination payment of $750,000. The termination payment would be payable in 36 equal monthly installments except in the case of a further change in control of ownership or sale of assets of the Company, in which case any unpaid balance of the $750,000 would become payable in a lump sum.

         The Company has entered into an employment agreement, which renews annually unless either party gives notice of termination, with Jon A. Joseph. The current expiration date of the employment agreement is December 31, 2001. The employment agreement provides for an annual base salary of $200,000 plus .5% of Incentive Income as defined in the Company's Incentive Plan. Further, in the event of a change in control of ownership of the Company, as defined in the employment agreement, Mr. Joseph would receive a separation payment of $200,000.

         On September 2, 1997, the Company entered into an agreement with Mr. Herbert B. Hirsch pursuant to which the Company would pay him a separation payment of $150,000 at such time as he no longer is employed by the Company.

         PEC has entered into a Compensation Agreement with S. Duke Campbell dated August 31, 2000, which provides for an annual base salary of $125,000. In addition, Mr. Campbell is to be paid, monthly, a sales commission of one-quarter of one percent (0.25%) of net sales, occurring after September 1, 1999, and a Profit Contribution Bonus for reducing sales and marketing costs for fiscal 2001. If Mr. Campbell's employment is terminated by PEC, other than for cause, Mr. Campbell shall receive his base salary and sales commissions to the date of termination, the portion of his Profit Contribution Bonus, if any, earned through the immediately preceding quarter, and a severance payment in an amount equal to his then current annual base salary. If Mr. Campbell resigns or terminates his employment by PEC he will be entitled to his base salary and sales commissions through the date of such termination. In addition, after the end of fiscal 2001, a new arrangement relating to profitability to take the place of the Profit Contribution Bonus will be agreed upon and added to the agreement by amendment. If PEC and Mr. Campbell have not agreed to such amendment to this agreement by November 30, 2001, and Mr. Campbell has received or earned, a Profit Contribution Bonus for fiscal 2001, Mr. Campbell may elect to resign or terminate his employment by PEC during the thirty-day period following November 30, 2001 and he then shall be entitled to a severance payment in an amount equal to his then current annual base salary in addition to his base salary and sales commissions through the date of such termination.

         PEC has entered into a Compensation Agreement with Ms. Carol Sullivan, dated January 8, 2001, which provides for an annual base salary of $200,000. The Agreement is renewable annually, unless terminated by either party upon proper notice. PEC has the right to terminate the Agreement at any time. If PEC shall terminate or fail to renew the Agreement, Ms. Sullivan shall be entitled to a severance payment of $100,000 if such failure to renew or termination takes place during the first year of employment and $200,000 if such failure to renew or termination takes place during the second year or later years of the term of the Agreement.

Stock Option Plan

         Under the Company's Stock Option Plan, as originally adopted, 87,500 shares of common stock were reserved for issuance upon exercise of options. In 1997, the Company's Board of Directors approved an amendment to the Stock Option Plan to increase by 83,333 shares the number of shares of common stock reserved for issuance pursuant to the Company's Stock Option Plan, subject to approval by the Company's shareholders. The amendment was approved by the shareholders at the Annual Meeting held September 9, 1997, resulting in an aggregate of 170,833 shares of common stock reserved for issuance pursuant to the Stock Option Plan, of which 76,833 had been issued due to the exercise of options through August 31, 1997. During fiscal 1998, the Company's Board of Directors unanimously approved, subject to approval by the Company's shareholders, the amendment and restatement of the Stock Option Plan. The amendments to the Stock Option Plan (the Plan Amendments) approved by the Company's Board of Directors consist of changes to permit the grant of options to non-employee directors of the Company and changes to conform the Stock Option Plan to changes to the federal securities laws. On September 16, 1998, the shareholders approved the amendment and restatement of the Stock Option Plan. The Stock Option Plan is designed to serve as an incentive for retaining qualified and competent employees and directors.

         The Stock Option Committee administers and interprets the Stock Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company (currently twenty-eight (28) individuals), including officers and directors of the Company. The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code")) and nonstatutory stock options. Options can be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that the per share exercise price of options may not be less than 80% of the fair market value of the Common Stock on the date of grant, and, in the case of an incentive stock option, the per share exercise price may not be less than 100% of such fair market value. In the case of incentive stock options granted to a 10% shareholder, the per share exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant and shall expire five years from the date of grant. The aggregate fair market value of the shares covered by incentive stock options granted under the Stock Option Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

         Options granted under the Stock Option Plan are exercisable after the period or periods specified in the option agreement. Options granted under the Stock Option Plan are not exercisable after the expiration of ten years from the date of grant (except in the case of incentive stock options granted to 10% shareholders) and are not transferable other than by will or by the laws of descent and distribution.

         In September 1997, an additional 58,083 incentive stock options were granted under the Stock Option Plan to employees of fair market value, which was authorized by the Stock Option Committee. On September 23, 1998, an additional 18,500 incentive stock options were granted under the Stock Option Plan. An aggregate of 51,069 options were outstanding under the Stock Option Plan on August 31, 2000.

Executive Incentive Compensation Plan

         On June 22, 1994, effective for the year ending August 31, 1995, the Company's Board of Directors approved and adopted an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, awards of incentive compensation are determined by the Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. `The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of incentive income (the "Incentive Income") for such year. Incentive Income for any fiscal year is defined as the amount reported as income before taxes in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by (c) any unawarded Incentive Compensation carried forward from a prior fiscal year.

         The Board of Directors has also approved an employment agreement with Mr. Cohen, President of the Company, and agreements with Mr. Hirsch and Mr. Joseph, executive officers of the Company, pursuant to which Messrs. Cohen, Hirsch and Joseph are entitled to receive 2.5%, 1% and .5%, respectively, of Incentive Income of the Company, as defined in the Incentive Plan.

Split Dollar Insurance Plan

         On April 5, 1995, the Board of Directors of the Company established a split-dollar life insurance plan (the "Split-Dollar Plan") pursuant to which the Company paid the premiums for certain "second to die" life insurance policies on the lives of Messrs. Nederlander, Cohen, and Hirsch and their respective spouses, for a period not to exceed five years, at an annual aggregate premium outlay of $400,000. Each policy is in the name of a trust established for family beneficiaries selected by each executive. On August 3, 1995, the Company approved a life insurance policy for Mr. Schuster at an annual cost of $100,000 for a period of five years. Pursuant to the plan, and with respect to each policy, after ten years, or earlier upon the deaths of the respective insured parties, or certain other events, the Company will receive the amount of premiums paid on the policy. Through December 31, 1998, $300,000 was paid on Mr. Schuster's policy and $400,000 was paid on each of the others, leaving a balance of premiums in the amount of $600,000 still owed by the Company on the policies. Pursuant to an amendment to the original agreement, executed in April 1999, future payments by the Company relating to the policies were waived by Messrs. Nederlander, Cohen, Hirsch and Schuster. In consideration of the waiver, the Company agreed to accept repayment of the lesser of the premiums paid or the cash value of the policy, upon the deaths of the respective insured parties.

Compensation Committee Interlocks and Insider Participation

         The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing the administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander, Cohen, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to Messrs. Nederlander, Cohen, Hirsch and Schuster is determined by the Board of Directors. The Directors who are also executive officers of the Company do not participate in deliberations of the Board of Directors of the Company concerning their own compensation.

                        REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors has not designated a Compensation Committee, but has delegated the responsibility and authority for setting and overseeing administration of policy which governs the compensation of all of the Company's employees (with the exception of Messrs. Nederlander, Cohen, Hirsch and Schuster) to its President, Jerome J. Cohen. The compensation paid to Messrs. Nederlander, Cohen, Hirsch and Schuster is determined by the Board of Directors. No previously named executives received an increase in base compensation in fiscal 2000.

         On June 22, 1994, the Board of Directors of the Company approved an Executive Incentive Compensation Plan (the "Incentive Plan") for executives and other key employees of the Company and its subsidiaries who contribute to the success of the Company. Under the terms of the Incentive Plan, which commenced for years beginning with fiscal 1995, awards of Incentive Compensation shall be made by an Incentive Compensation Committee of the Board of Directors of the Company, which committee shall be composed of not less than two members. The Incentive Plan provides that the Board of Directors may amend, suspend or terminate the Incentive Plan at any time. Incentive Compensation for any fiscal year is defined as an amount equal to 7.5% of Incentive Income for such year. Incentive Income for any fiscal year is defined as the amount reported as "Income Before Taxes" in the consolidated financial statements of the Company for such year. The maximum amount of all awards of Incentive Compensation for any fiscal year shall not exceed (a) 7.5% of Incentive Income for such year, reduced by (b) the amount of Incentive Income which must be paid by the Company to employees pursuant to any contractual obligation of the Company, increased by
(c) any unawarded Incentive Compensation carried forward from a prior fiscal year. The amount paid pursuant to the Incentive Plan for fiscal 2000 was approximately $278,000.

         Mr. Jerome J. Cohen, President of the Company, Mr. Herbert B. Hirsch, Senior Vice President, Chief Financial Officer and Treasurer of the Company, and Mr. Jon A. Joseph, General Counsel and Secretary of the Company, each receive compensation and/or severance payments under agreements which have been approved by the Board of Directors of the Company. See "Employment Agreements".



                               Board of Directors

         Robert Nederlander                   John E. McConnaughy, Jr.
         Eugene I. Schuster                      Herbert B. Hirsch
           Jerome J. Cohen                      Wilbur L. Ross, Jr.
                                                 Leonard Toboroff

                             AUDIT COMMITTEE REPORT

         The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that each member of the Committee is "independent", as required by applicable listing standards of the Nasdaq National Market. The Committee operates pursuant to a Charter that was adopted by the Board of Directors on June 13, 2000, a copy of which is attached to this Proxy Statement as Appendix A. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

         In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation, internal audit and other non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence, and has discussed with the auditors the auditors' independence.

         The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

         Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2000 filed with the Securities and Exchange Commission.

                               Robert Nederlander
                                   Wilbur Ross
                              John E. McConnaughy, Jr.

                             STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Shares, based on the market price of the Common Shares, with the cumulative total return of companies in the Nasdaq Market Index and the Media General Peer Group (real estate subdividers and developers) Index. The comparison assumes the investment of $100 on August 31, 1995 in the Common Shares and in each of the foregoing indices. The Company did not pay any dividends on the Common Shares during this period and accordingly, no reinvestment of dividends is included in the following line graph.

                        [EMBEDDED GRAPH OBJECT OMITTED]


                    ASSUMES $100 INVESTED ON AUGUST 31, 1995
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDED AUGUST 31, 2000

                            1995     1996     1997     1998     1999     2000
                            ----     ----     ----     ----     ----     ----
Mego Financial Corp.        100      64.29    92.86   118.41    42.02    45.84
SIC Code Index              100      95.08   116.98    86.05    96.2     76.48
Nasdaq Market Index         100     112.29   155.42   150.95   277.4    434.13

                                     GENERAL

         The Company and the Board of Directors do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

         The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Shares held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies.

         A copy of the Company's 2000 Annual Report on Form 10-K for the fiscal year ended August 31, 2000, as filed with the Securities and Exchange Commission, except for exhibits, accompanies this Proxy Statement. Upon request, the Company will provide copies of the exhibits to its Form 10-K at a cost of fifty cents per page of each exhibit. All requests should be directed to Mego Financial Corp., 4310 Paradise Road, Las Vegas, Nevada 89109, ATTN: Jon A. Joseph, Secretary.

         The firm of Deloitte & Touche LLP, independent public accountants, serves as the Company's independent public accountants. One or more of the representatives of Deloitte & Touche LLP are expected to be available at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

         The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended August 31, 2000 and for the review of the Company's quarterly report on Form 10-Q for that fiscal year were $135,000. Deloitte & Touche also provided additional services to PEC for a fee of $8,000.

                              SHAREHOLDER PROPOSALS

         Shareholders interested in presenting a proposal for consideration at the Company's 2001 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's Bylaws. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by the Corporate Secretary within a reasonable time before the Company begins to print and mail its proxy materials. If a shareholder proposal is received after such time, the proxy holders may vote in their discretion as to the proposal, all of the shares for which they have received proxies for the 2001 annual meeting of shareholders.

                                       By Order of the Board of Directors,


                                       Jon A. Joseph
                                       Senior Vice President, General Counsel
                                        and Secretary

April 16, 2001

                                                                      APPENDIX A

                              MEGO FINANCIAL CORP.

                             AUDIT COMMITTEE CHARTER

PURPOSE

         The primary purpose of the Audit Committee (the "Committee") is to assist the Company's Board of Directors (the "Board") in fulfilling its responsibilities to oversee management's conduct of the Company's financial reporting process, including overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereon the Company's systems of internal accounting and financial controls; and the annual independent audit of the Company's financial statements.

         In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is authorized to remain outside counsel, auditors or other experts and professionals for this purpose. The Board and the Committee are in place, to represent the Company's shareholders: accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

         The Committee shall review the adequacy of this Charter on an annual basis.

MEMBERSHIP

         The Committee shall be composed of not less than three members of the Board, and the Committee's composition shall meet all requirements of the Audit Committee Policy of the NASD.

         Accordingly, all of the members must be directors:

         /bullet/ who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

         /bullet/ who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise.

KEY RESPONSIBILITIES

         The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee is not providing any experts or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

         The following functions shall be the common recurring securities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under the circumstances.

         /bullet/ The Committee shall review with management and the outside
                  Company's auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

         /bullet/ As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's Quarterly Reports on Form 10-Q to be filed with the Commission and the matters required to be discussed by SAS No. 61. Such review shall occur prior to the filing of the Company's Quarterly Reports on Form 10-Q.

         The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

         The Committee shall:

         /bullet/ request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1:

         /bullet/ discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence and

         /bullet/ recommend that the Board take appropriate action to oversee the independence of the outside auditors.

         The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

                              MEGO FINANCIAL CORP.

                                  COMMON STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             PROXY -- ANNUAL MEETING OF SHAREHOLDERS - MAY 16, 2001

         The undersigned, a holder of Common Stock of Mego Financial Corp., a New York corporation (the "Company"), does hereby appoint Robert Nederlander and Jerome J. Cohen, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Shareholders of the Company to be held at the offices of Greenberg Traurig, P.A., 200 Park Avenue, 15th Floor, New York, New York 10166, on Wednesday, May 16, 2001, at 10:00 A.M. local time, and at any adjournment(s), or postponement(s) thereof.

         The undersigned hereby instructs said proxies or their substitutes:

1.       Election of Directors:

         [ ] VOTE FOR all nominees listed below (except   [ ]WITHHOLD AUTHORITY
             as indicated to the contrary below)             to vote for all
                                                             nominees listed
                                                             below.

         Robert Nederlander, Jerome J. Cohen, Herbert B. Hirsch, John E. McConnaughy, Jr., Wilbur L. Ross, Jr., Eugene I. Schuster and Leonard Toboroff

         INSTRUCTIONS: To withhold authority to vote for individual nominee(s), write the(ir) name(s) in the space provided below:


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2.       In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.



                  (Continued and to be signed on reverse side)

         THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS.

         The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated April 16, 2001, and the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2000.

                                        Dated: __________________________, 2001


                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature

                                        NOTE: Your signature should appear
                                        exactly the same as your name appears
                                        hereon. If signing as partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.